UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2016

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania		18015-1360
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2016, the Board of Directors (the “Board”) of OraSure Technologies, Inc. (the “Company”) approved the terms of the Company’s 2016 Management Incentive Plan (the “2016 MIP”). The 2016 MIP had previously been approved by the Compensation Committee of the Board (the “Committee”). The 2016 MIP provides for annual incentive cash bonus opportunities for the Company’s senior management, including the Company’s principal executive officer, principal financial officer and other named executive officers (the “NEOs”).

Pursuant to the 2016 MIP, incentive cash bonuses may be paid out of a cash pool to be funded based on the Company’s achievement of certain financial objectives. For 2016, specific financial objectives were established for consolidated revenues and operating income. These objectives will each be weighted at 50% in determining the pool funding amount. The impact of acquisitions and divestitures, exchange rate fluctuations, new litigation and certain other matters not reflected in the Company’s annual budget or operating plan for 2016, will be excluded in calculating consolidated revenues and operating income for purposes of determining bonus pool funding.

Under the 2016 MIP, Threshold, Target, High and Maximum performance levels have been established for each of the financial objectives to be used to fund the bonus pool. The Threshold levels represent the Company’s actual financial results for 2015. The Target levels reflect the Company’s annual budget or operating plan for 2016. The High and Maximum performance levels represent performance that reflects higher product sales than reflected in the Company’s 2016 operating plan.

Subject to Board approval, adjustments to the financial objectives may be made, where deemed appropriate, to reflect unexpected events, circumstances or market conditions.

Funding of the Bonus Pool

If the Company meets the Target performance levels for each of the objectives, then the pool would be funded at 100% of the aggregate target bonuses for all participants in the 2016 MIP, which currently is approximately $2.3 million. If only the Threshold performance levels are achieved, then the pool would be funded at 50% of those aggregate target bonuses or approximately $1.15 million. If the High performance levels are achieved, then the pool would be funded at 150% of those aggregate target bonuses or approximately $3.45 million. If the Company achieves a Maximum performance level, the pool can be funded up to 200% of the aggregate target bonuses or approximately $4.6 million.

Performance below Threshold will accrue no bonus pool funding for the applicable objective. Thus, our management must deliver performance above our actual 2015 financial results in order to receive funding for a particular objective. Performance between Threshold and Target, and between Target and High performance levels, will result in pro-rated funding on a linear basis for the applicable objectives. There will be no pro-rated funding for achievement above the High performance levels.

The Committee and the Board have the discretion to approve bonus pool funding less than or in excess of amounts generated by the formula set forth in the 2016 MIP; provided that any such discretionary adjustments to pool funding shall be limited to +/- 10% of the pool amount otherwise determined by the plan’s self-funding formula.

Payments from the Bonus Pool

Specific bonus payments from the pool to the Company’s senior management (other than the Chief Executive Officer (“CEO”) and Chief Financial Officer/Chief Operating Officer (“CFO/COO”)) will generally depend on an evaluation of the participant’s achievement of individual performance objectives for 2016. Bonus payments for the CEO and CFO/COO will be based on an assessment of the Company’s overall performance. Bonus payments will be based on the target bonus amounts set forth below, which are expressed as a percentage of annual base salary. These targets were established with input from an independent executive compensation consultant engaged by the Committee, and are similar to bonus targets offered at medical diagnostic and healthcare companies comparable to the Company.

Title	Target Payouts (% of Base Salary)
President and CEO	70%
CFO/COO	50%
Executive Vice President	40%
Senior Vice President	35%

Based on an assessment of performance, as described above, bonus payments of up to 150% of the participant’s target percentage may be awarded. Awards may be adjusted on a pro rata basis as determined in the Committee’s or Board’s discretion to the extent any participant is employed for only a portion of the year.

The Committee recommends for Board approval any bonus awards for the CEO and CFO/COO. The CEO recommends individual awards for the other executive officers for approval by the Committee. The Committee and the Board shall have the right, in their sole discretion, to reject any or all of the recommended bonus awards or approve different bonus awards, even if the bonus pool has been funded and any and all applicable performance criteria have or have not been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Committee or Board. All bonus awards under the 2016 MIP are subject to the Company’s Compensation Recoupment Policy (i.e. clawback policy).

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: February 19, 2016	By:	/s/ Jack E. Jerrett
Jack E. Jerrett
Senior Vice President, General Counsel and Secretary

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